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                                                           Execution Copy

                             AMENDMENT NO. 1

This Amendment No. 1 (this "Amendment") to the Revolving Credit Agreement (the "Agreement") dated as of September 30, 1993 among Ampco-Pittsburgh Corporation (the "Borrower"), Mellon Bank, N.A. and PNC Bank, National Association (each, a "Bank" and collectively, the "Banks"), and Mellon Bank, N.A., as Agent
(in such capacity, the "Agent"), is dated as of September 29, 1995 (each capitalized term used but not otherwise defined herein to have the definition ascribed to such term in the Credit Agreement).

                               BACKGROUND:

WHEREAS, the Borrower has requested that the Expiration Date be extended to September 30, 1998, and that certain other changes be made to the Credit Agreement; and

WHEREAS, the Banks are willing so to extend the Expiration Date and to make such other changes, all as set forth and on the terms and conditions contained herein;

NOW, THEREFORE, the parties to this Amendment agree as follows, intending to be legally bound:

1. Definitions. (a) The definition of the terms "Applicable Margin" and "Expiration Date" found in Article I are deleted in their entirety and replaced with the following:

     "Applicable Margin" shall mean 50 basis points.

     "Expiration Date" shall mean September 30, 1998.

     (b) The terms "Interest Adjustment Certificate" and "Interest Adjustment Period" are deleted in their entirety.

2. Transactional Amounts. The language found under the column "Allowable Principal Amounts" in Section 2.04(c) and corresponding to the Federal Funds Rate Portion is deleted in it entirety and replaced with the following:

     at least $500,000 and greater amounts that are integral multiples of
      $100,000

3. Interest Rate Adjustments. Sections 2.04(h) and 5.03(k) are deleted in their entirety.

4. Commitments. Section 2.11(e) is deleted in its entirety and replaced with the following:

     (e) Termination or Reduction of Commitments. The Borrower may at any time or from time to time terminate in whole or reduce ratably in part the Commitments to an amount not less than the sum of the total Revolving Credit Loans then outstanding plus the principal amount of all Revolving Credit Loans not yet made as to which notice has been



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     given by the Borrower under Section 2.02(a), by giving not less than five Business Days' notice (which notice shall be irrevocable) to such effect to the Agent. The Commitment of each Bank shall be permanently reduced or terminated, as the case may be, by an amount equal to such Bank's Percentage Share of the amount specified in such notice.

5.  Covenants.

  a. Section 5.02(b) is deleted in its entirety and replaced with the following:

  (b) Negative Pledge; Liens. The Borrower will not (i) create, assume, incur, or suffer to be created, assumed, incurred or to exist, or permit any Subsidiary to create, assume, incur or suffer to exist, directly or indirectly, any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; or (ii) covenant in favor of any Person other than the Agent and the Banks that the Borrower will not create, assume, incur, or suffer to be created, assumed, incurred or to exist, directly or indirectly, or permit any of its Subsidiaries to covenant in favor of any Person other than the Agent and the Banks that it will not create, assume, incur, or suffer to be created, assumed,incurred or to exist, directly or indirectly, any Lien upon its property or assets of any character, whether now owned or hereafter acquired, or upon the income or profits therefrom; or (iii) transfer or permit any Subsidiary to transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; or (iv) acquire, or agree or have an option to acquire, or permit any of its Subsidiaries to acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement, including, without limitation, Capitalized Leases (unless permitted by Section 5.02(a)(ix) hereof); or (v) suffer to exist, or permit any of its Subsidiaries to suffer to exist, any Indebtedness which if unpaid might by Law or upon bankruptcy or insolvency, or otherwise, be given priority over general creditors of the Borrower or any of its Subsidiaries; or (vi) sell, assign, pledge, transfer, encumber, grant a security interest in or otherwise dispose of any accounts, general intangibles or chattel paper, with or without recourse, or cause or permit any of its Subsidiaries to do so, except that the Borrower and any Guarantor may transfer any technological know-how legally and beneficially owned by it to the Borrower or another Guarantor, as the case may be, and any Subsidiary that is not a Guarantor may transfer any such know-how to the Borrower or any other Subsidiary; provided, however, that the Borrower and its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

     (i)  Nonconsensual Liens to secure claims for Indebtedness permitted by
      Section 5.02(a)(v) hereof;

     (ii) Liens existing on the Closing Date and described on Appendix I attached hereto;

     (iii) Deposits or pledges made in connection with, or to secure payment of, workers'compensation, unemployment insurance, old age pensions or other social security obligations;

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     (iv)  Purchase money security interests (including mortgages, conditional sales, and any other title retention or deferred purchase devices) in personal property of the Borrower or a Subsidiary existing or created at the time of acquisition thereof, and the renewal, extension and refunding of any such security interest in an amount not exceeding the amount thereof remaining unpaid immediately prior to such renewal, extension or refunding;

     (v) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided the payment thereof is not at the time required by Section 5.01(b);

     (vi) Reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, provided they do not in the aggregate materially detract from the value of such properties or materially interfere with their use in the ordinary conduct of the business of the Borrower and its Subsidiaries; and

     (vii)  Liens affecting only the property of Vulcan, Inc.

  A Lien existing on property which is acquired by the Borrower or any of its Subsidiaries shall be deemed to have been created at the time of such acquisition and a Lien existing on property of a corporation at the time it becomes a Subsidiary of the Borrower shall be deemed to have been created at such time.

  b. Section 5.02(d) is deleted in its entirety and replaced with the following:

     (d) Mergers, etc. The Borrower shall not merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person or agree to do so or permit any Subsidiary to do so; provided, however, that with the prior consent of the Agent, which consent shall not be unreasonably withheld, and provided that no Event of Default or Potential Event of Default shall have occurred and be continuing or shall exist, Subsidiaries which are not Guarantors or Other Companies may be merged with other Subsidiaries which are not Guarantors or Other Companies. Notwithstanding the foregoing, Vulcan, Inc. may assign its assets in a bankruptcy proceeding.

     c. The final sentence of Section 5.02(e) is deleted in its entirety and replaced with the following:

     Notwithstanding the foregoing, Vulcan, Inc. may assign its assets in a bankruptcy proceeding and the Borrower, the Guarantors and the other Subsidiaries may make transfers permitted under the first clause(vi) of
     Section 5.02(b).

     d. Section 5.02(f) is deleted in its entirety and replaced with the following:

       (f)  Investments.  [INTENTIONALLY LEFT BLANK.]


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6.  Representation of the Borrower.  In order to induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants that, at the time of entering into this Amendment and after giving effect hereto, no Default of Potential Default is or shall be in existence, and all the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct, as though made the date hereof.

7. Amendment Limited. This Amendment is limited as specified herein and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any of the other Loan Documents.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. All of such counterparts shall constitute but one and the same instrument.

9. Effectiveness. This Amendment shall be effective as of the date first written above (the "Effective Date") provided that, on or before the Effective Date:

  a. The Agent shall have received from, and in sufficient quantities for each of the parties hereto, signed counterparts of this Amendment;

  b. The Agent shall have received a certificate of an authorized officer of the Borrower, dated as of the Effective Date, certifying that all necessary corporate action to authorize the execution, delivery and performance by the Borrower of this Amendment has been taken; and

  c. The Agent shall have received payment for all fees and expenses incurred by it in the preparation, execution and delivery of this Amendment.

10. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

11. Credit Agreement. From and after the Effective Date, all references to the Credit Agreement shall be deemed to be references to the Credit Agreement as previously amended and as amended hereby.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Ampco-Pittsburgh Corporation


By:  s/Robert J. Reilly
     Signature
Name:  Robert J. Reilly
Title:  Treasurer and Controller


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Mellon Bank, N.A., as Agent
 and as a Bank


By:  s/R. K. James
    Signature
Name  Richard K. James
Title:  Vice President



PNC Bank, National Association


By:  s/Louis R. Cestello
    Signature
Name  Louis R. Cestello
Title:  Relationship Manager